Exhibit 99.1

MICHAEL SOPHIE JOINS MARVELL TECHNOLOGY GROUP’S BOARD OF DIRECTORS

FOR IMMEDIATE RELEASE

For More Information Contact:

Diane Vanasse

Marvell Public Relations

408-242-0027

dvanasse@marvell.com

SANTA CLARA, Calif., October 25, 2007 — Marvell®, (NASDAQ: MRVL), a leader in storage, communications, and consumer silicon solutions, today announced that Michael Sophie has joined the Company’s Board of Directors, effective immediately.

“I am very pleased to welcome Michael Sophie to Marvell’s Board of Directors,” said Dr. Sehat Sutardja, Chairman, President, and Chief Executive Officer.  “Michael brings with him a wealth of financial expertise and impressive public company experience.  I am confident that he will be an invaluable addition to our Board and to Marvell.”

“I am delighted to be joining the Marvell Board of Directors,” said Mr. Sophie.  “I look forward to working with Sehat and my fellow directors to assist in their efforts to advance Marvell’s already impressive stature in the industry.”

Mr. Sophie was appointed to serve as chairman of the audit committee of the Board, and Mr. Sophie will also serve as a member of the executive compensation committee of the Board.  Mr. Sophie’s term will extend until the 2008 annual general meeting of shareholders.

Mr. Sophie has more than 25 years of experience serving public companies related to technology and finance.  Mr. Sophie serves on the Board of Directors for several private companies and served as a director of McData Corporation from March 2003 to January 2007.  Mr. Sophie formerly held several executive positions at UTStarcom, Inc., including Executive Vice President and Chief Operating Officer and Senior Vice President and Chief Financial Officer.  Prior to UTStarcom, Mr. Sophie held a number of executive positions at P-Com, Inc., including Vice President Finance, Chief Financial Officer and Group President, and was also Vice President of Finance at Loral Fairchild Corporation.  Prior to that, he held various positions in finance and accounting at Avantek, Inc., Signetics Corporation and Fairchild Semiconductor.

Mr. Sophie received a B.S. in Business Administration from California State University, Chico and an M.B.A. from Santa Clara University.

About Marvell

Marvell (Nasdaq: MRVL) is a leader in development of storage, communications, and consumer silicon solutions. The company’s diverse product portfolio includes switching, transceiver, communications controller, wireless, and storage solutions that power the entire communications infrastructure including enterprise, metro, home, and storage networking. As used in this release, the terms “company” and “Marvell” refer to Marvell Technology Group Ltd. and its subsidiaries. For more information, visit http://www.marvell.com.

Marvell® is a registered trademark of Marvell or its affiliates.

Other names and brands may be claimed as the property of Marvell, Marvell’s affiliates, or other parties.